Exhibit 99.1

Western Refining Announces Concurrent Common Stock and Convertible Senior Notes Offerings

EL PASO, Texas--June 1, 2009--Western Refining, Inc. (NYSE: WNR) today announced that it intends to offer, subject to market and other conditions, 14,000,000 shares of its common stock, par value $0.01 per share.  Western Refining intends to grant the underwriters a 30-day option to purchase up to 2,100,000 additional shares of common stock.

Concurrently with the common stock offering, Western Refining also intends to offer, subject to market and other conditions, approximately $100 million in aggregate principal amount of convertible senior notes due 2014.  Western Refining also intends to grant the underwriters an option to purchase an additional $15 million in aggregate principal amount of convertible notes.

Western Refining intends to use the net proceeds from each offering to repay indebtedness under its term loan credit agreement.

Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as joint book-running managers for each offering.

A preliminary prospectus supplement and accompanying base prospectus relating to each offering have been filed with the U.S. Securities and Exchange Commission and are available on its website, www.sec.gov.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.  A registration statement relating to the securities has been filed and is effective. Each offering will be made only by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from  Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department or Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: (866) 471-2526, fax: 212-902-9316, email: prospectus-ny@ny.email.gs.com.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas.

Investor and Analyst Contact:
Mark Cox, 915-534-1400
or
Media Contact:
Gary Hanson, 915-534-1400